Exhibit 5.1

Ramón J. Ruiz de la Torre Esporrin

Partner

Finance & Capital Markets

Avda. General Perón, 38 4ª Planta

28020 – Madrid

Teléfono: +34912037400 / Móvil: +34 609288182

March 25, 2026

Turbo Energy, S.A.

Plaza de América 2, 4AB – 46004

Valencia, Spain 46004

+34 961 196 250

re:	Turbo Energy, S.A.- At the Market Offering

We act as Spanish law special counsel for Turbo Energy S.A. (the “Company”), a corporation incorporated under the laws of the Kingdom of Spain (“Spain”), in connection with an at the market offering by the Company of up to $2,979,570 of its American Depositary Shares (the “ADSs”), with each ADS represents 5 ordinary shares, par value five cents of euro (€0.05) per share (the “Ordinary Shares”, and together with the ADSs, the “Securities”), as registered in the Company’s registration statement on Form F-3 (File No. 333-291470) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) which became effective on December 16, 2025, and a prospectus supplement filed with the Commission on or about the date hereof (the “Prospectus Supplement) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the ADSs.

For purposes of this opinion letter (the “Opinion Letter”), we have reviewed the following documents (the “Relevant Documents”), which are necessary for this opinion letter:

(1)	A copy of the By-laws of the Company;

(2)	A copy of the Certificate of Good Standing of the Company

(3)	Copies of minutes of the Board of Directors Meeting of the Company dated as of the following date:

-	Unanimous Written consent of the Board dated as of 20/03/2026.

(4)	Copies of Shareholders’: Consent of the Company dated as of the following date:

-	Appropriation minute of the Shareholder’s resolutions dated as of 24/06/2025

Revenant Documents (3) and (4) will be referred together as the “Resolutions”

(5)	A copy of the Sales Agreement;

(6)	A copy of the of the Stock Loan Agreement;

(7)	A copy of the Deposit Agreement.

(8)	Copies of the following documents:

i.	registration statements on Form F-3 (File No. 333-291470) and Prospectus Supplement and registration statement on Form F-6 (File No. 333-273204) (the “Registration Statements”).

ASSUMPTIONS

As to certain matters of fact material to the opinions expressed herein, we have assumed that all of the following facts are true and accurate, and have not investigated nor established these facts independently:

(a) All of the Relevant Documents provided to us as originals are true and complete;

(b) All of the Relevant Documents provided to us as certified copies or copies are identical to their originals, and their originals are true and complete;

(c) All signatures or electronic signatures, or seal impressions on the originals of the Relevant Documents are true signatures or electronic signatures, or seal impressions of the persons specified as the signatory in the said Relevant Documents;

(d) Each person specified as the signatory in each of the Relevant Documents or a person duly authorized by the said signatory have respectively signed or electronically signed, or affixed their sea! to the said Relevant Documents;

(e) We assumed that there are no agreements or understandings among the parties, written or oral, relating to the Relevant Documents except as set forth in the Relevant Documents, and there is no usage of trade or course of prior dealing among the parties that would define, supplement or qualify the terms of the Relevant Documents;

(f) We made the prior view considering that certain aspects are to be fulfilled or complete at the relevant time, in particular; (i) the filing of the Prospectus Supplement with the SEC by the Company, which has been obtained; (ii) the granting of the notarial deed of capital increase relating to the Capital Increase before a notary public; (iii) the filling subject to but exempt of payment by the Company of the capital tax (“Impuesto sobre Transmisiones Patrimoniales y Actos Jurldicos Documentados, en su modalidad de Operaciones Societarias”) triggered by the Sales along with the filing of the necessary tax returns; (iv) the registration of the notarial deed of capital increase of the Company at the Commercial Registry of Valencia; (v) the creation of the new Ordinary Shares by the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores (Iberclear); and (vi) the delivery of the new Ordinary Shares to the Custodian of the transaction in Spain for the blocking of the new Ordinary Shares.

QUALIFICATIONS

The opinions are subject to the following qualifications

A.	The opinions in this Opinion Letter are strictly limited to the matters stated and must not be applied to any other matters not explicitly referred to in this Opinion Letter by analogy or stretch.

B.	This opinion is subject to any limitations arising from Spanish principles of public order and by applicable insolvency, liquidation, moratorium, reorganization and other laws of general application relating to or affecting the rights of creditors.

C.	Spanish legal concepts are described herein in English terms and not by their original terms. Such concepts may not be exactly similar to the concepts described by the same English terms. This opinion may, therefore, only be relied upon on the express condition that any issues (e.g. interpretation) arising thereunder will be governed by Spanish law and be brought before a Spanish court.

D.	No opinion is expressed as to the economic or financial reasonableness of the transactions contemplated by the documents and the offering.

OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

(a) The Company is duly incorporated and existing under the laws of the Kingdom of Spain and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.

(b) Based solely on our review of the By-laws and the Certificate of Good Standing of the Company and the Resolutions, the authorized share capital of the Company is 82,628,550 ordinary shares; and

(c) When issued and paid for as contemplated by the Sales Agreement, the Securities will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6-K with the Commission, which will be incorporated by reference into and deemed part of the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Auren Legal SP SLP

Auren Legal SP SLP

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